UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

May 1, 2015

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 1, 2015, ON Semiconductor Corporation (the “Company”) and its wholly-owned subsidiary, Semiconductor Components Industries, LLC (the “Borrower”) amended its existing $800 million, five-year senior revolving credit facility that was entered into in October 2013 to, among other things, increase the borrowing capacity to $1 billion and extend the term of the facility (the “Facility”). The terms of the Facility are set forth in an Amended and Restated Credit Agreement dated as of October 10, 2013 (“Original Credit Agreement”) among the Company, the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended by Amendment No. 1 thereto dated as of May 1, 2015 (the Original Credit Agreement, as so amended, the “Amended Credit Agreement”). The increase in the borrowing capacity of the Facility is intended to enhance the Company’s liquidity and its ability to effect its general corporate purposes. There are currently $350 million of borrowings outstanding under the Facility.

The new Facility includes $15 million availability for the issuance of letters of credit, $15 million availability for swingline loans for short-term borrowings and a foreign currency sublimit of $75 million. If it meets certain conditions, the Borrower has the ability to increase the size of the Facility from time-to-time in increments of $10 million so long as after giving effect to such increases, the aggregate amount of all such increases do not exceed $500 million.

Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than May 1, 2020, which is the maturity date of the Facility. Interest is payable based on either a LIBOR or base rate option, plus an applicable rate that varies based on the total leverage ratio. The Borrower has also agreed to pay the Lenders certain fees, including a commitment fee that varies based on the total leverage ratio. The Borrower may prepay loans under the Credit Agreement at any time, in whole or in part, upon payment of accrued interest and break funding payments, if applicable.

The obligations under the Facility are guaranteed by certain of the domestic subsidiaries of the Company and the Borrower and are secured by a pledge of the equity interests in certain of the Company’s and the Borrower’s domestic subsidiaries and material first tier foreign subsidiaries. The facility provides for the release of the pledged equity interests in certain cases, including upon the issuance of certain other debt.

The Credit Agreement contains affirmative and negative covenants that are customary for credit agreements of this nature. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Credit Agreement contains only two financial covenants: (i) a maximum total leverage ratio of consolidated total indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“consolidated EBITDA”) for the trailing four consecutive quarters of 3.75 to 1.00; and (ii) a minimum interest coverage ratio of consolidated EBITDA to consolidated interest expense for the trailing four consecutive quarters of 3.50 to 1.0.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

In the ordinary course of their respective businesses, certain of the Lenders and other parties to the Credit Agreement and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company, the Borrower, and any of their affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Shell Company Transactions

Not applicable.

(d) Exhibits

Number	Description

10.1	Amended and Restated Credit Agreement, dated as of October 10, 2013, by and among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, as amended by Amendment No. 1 thereto dated as of May 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: May 4, 2015	By:	/s/ Bernard Gutmann
Bernard Gutmann Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Number	Description

10.1	Amended and Restated Credit Agreement, dated as of October 10, 2013, by and among ON Semiconductor Corporation, Semiconductor Components Industries, LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto, as amended by Amendment No. 1 thereto dated as of May 1, 2015